AMC NETWORKS INC. REPORTS SECOND QUARTER 2018 RESULTS

Second Quarter Financial Highlights:

•	Net revenues of $761 million

•	Operating income of $192 million; Adjusted Operating Income[1] of $233 million

•	Diluted EPS of $1.82; Adjusted EPS[1] of $1.93

•	Cash Provided by Operating Activities of $162 million and Free Cash Flow[1] of $131 million in second quarter 2018

•	3.0 million shares repurchased for $159 million in second quarter 2018

Second Quarter Operational Highlights:

•	Total subscribers increased 2% year-over-year[2]

•	Company Continued to Make Significant Progress on Key Strategic Initiatives with Acquisition of Levity Entertainment Group and Agreement to Acquire RLJ Entertainment

New York, NY - August 2, 2018: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2018.

“We continued to deliver solid financial and operating results in the second quarter, growing revenue and adjusted operating income; generating strong free cash flow; and using our capital to position the business for the long-term,” said Josh Sapan, President and CEO of AMC Networks. “Our recent transactions related to RLJ Entertainment and Levity are strategically consistent with several of our larger goals, including furthering our interests in ad-free direct-to-consumer businesses that we own and control, through RLJ Entertainment’s growing Acorn TV and UMC SVOD services, and content ownership. Our financial performance reflects our continued ability to create high-quality content that stands out, including the widely-acclaimed and Emmy-nominated BBC AMERICA original series Killing Eve, which debuted in the quarter and became the only scripted series in more than a decade on linear television to grow its ratings every week over its first season. We continue to ensure that our content and brands are widely distributed and we have the distinction of being the most widely available independent programmer to be carried by virtual MVPDs, which includes our most recent launch on AT&T’s new Watch service.”

Sapan continued: “In an environment that is rapidly changing, our strong track record, along with our size and our attractive price to distributors, will enable us to continue operating from a strong competitive position, take advantage of growth opportunities, and create value for shareholders.”

Second quarter net revenues increased 7.2%, or $51 million, to $761 million over the second quarter of 2017. The increase in net revenues reflected an increase of 3.7% at National Networks and an increase of 32.4% at International and Other. As discussed in the “Other Matters” section of this release, second quarter results include the impact of $30 million of net revenues related to the acquisition of Levity Entertainment Group (“Levity”). Operating income was $192 million, an increase of 9.0%, or $16 million,

1.
See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

2.	Estimated U.S. subscribers as measured by Nielsen on June 30, 2018 and 2017, respectively.

versus the prior year period. The operating income increase reflected a decrease of 0.8% at National Networks offset by a decrease of 63.7% in operating loss at International and Other. The improvement in operating income was primarily related to the absence of $17 million in charges incurred in second quarter 2017 in connection to AMC Networks International - Digital Media Center, the Company’s Amsterdam-based media logistics facility which was sold in July 2017. Adjusted Operating Income3 was $233 million, an increase of 1.9%, or $4 million, versus the prior year period. National Networks adjusted operating income increased 1.1% and International and Other adjusted operating income increased $4 million versus the prior year period. As discussed in the “Other Matters” section of the release, the acquisition of Levity did not have a meaningful impact on operating income or AOI.

For the six months ended June 30, 2018, net revenues increased 5.0%, or $71 million, to $1.502 billion, operating income increased 4.4%, or $18 million, to $425 million, and adjusted operating income increased 0.7%, or $3 million, to $502 million.

Second quarter net income was $106 million ($1.82 per diluted share), compared with $103 million ($1.54 per diluted share) in the prior year period. Second quarter Adjusted EPS3 was $113 million ($1.93 per diluted share), compared with $126 million ($1.88 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to a decrease in income tax expense and diluted shares partially offset by an increase in miscellaneous, net.

Net income for the six months ended June 30, 2018 was $263 million ($4.38 per diluted share), compared with $239 million ($3.52 per diluted share) in the prior year period. Adjusted EPS for the six months ended June 30, 2018 was $276 million ($4.60 per diluted share), compared with $271 million ($3.99 per diluted share) in the prior year period.

For the six months ended June 30, 2018, net cash provided by operating activities was $279 million, an increase of $113 million versus the prior year period. The increase was primarily the result of a decrease in tax payments and working capital. Free Cash Flow3 for the six months ended June 30, 2018 was $234 million, an increase of $121 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in distributions to noncontrolling interests.

3.
See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss) and Free Cash Flow.

Segment Results

(dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Net revenues:
National Networks	$627,289	$604,923	3.7%	$1,260,317	$1,220,070	3.3%
International and Other	146,711	110,844	32.4%	258,101	217,641	18.6%
Inter-segment eliminations	(12,615)	(5,222)	n/m	(16,210)	(6,977)	n/m
Total net revenues	$761,385	$710,545	7.2%	$1,502,208	$1,430,734	5.0%

Operating Income (Loss):
National Networks	$210,007	$211,623	(0.8)%	$459,859	$461,230	(0.3)%
International and Other	(11,338)	(31,222)	63.7%	(28,151)	(50,439)	44.2%
Inter-segment eliminations	(7,138)	(4,611)	n/m	(6,522)	(3,330)	n/m
Total Operating Income (Loss)	$191,531	$175,790	9.0%	$425,186	$407,461	4.4%

Adjusted Operating Income:
National Networks	$234,678	$232,167	1.1%	$505,552	$500,140	1.1%
International and Other	5,413	1,003	n/m	3,251	2,080	56.3%
Inter-segment eliminations	(7,138)	(4,611)	n/m	(6,522)	(3,330)	n/m
Total Adjusted Operating Income	$232,953	$228,559	1.9%	$502,281	$498,890	0.7%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the second quarter 2018 increased 3.7% to $627 million, operating income decreased 0.8% to $210 million, and adjusted operating income increased 1.1% to $235 million, all compared to the prior year period.

National Networks revenues for the six months ended June 30, 2018 increased 3.3% to $1.260 billion, operating income decreased 0.3% to $460 million, and adjusted operating income increased 1.1% to $506 million, all compared to the prior year period.

Second quarter revenues reflected a 5.8% increase in distribution revenues to $380 million. The increase in distribution revenues was primarily attributable to an increase in subscription revenue as well as content licensing revenues. Advertising revenues increased 0.6% to $247 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery.

Second quarter operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses included charges of $4 million in the current year period related to the write-off of programming assets, as compared to charges of $1 million in the prior year period. Operating income also reflected an increase in share-based compensation expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s comedy venues and production services business; and the Company’s owned subscription streaming services, Sundance Now and Shudder.

International and Other revenues for the second quarter of 2018 increased 32.4% to $147 million, operating loss decreased 63.7% to a loss of $11 million, and adjusted operating income increased $4 million to $5 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2018 increased 18.6% to $258 million, operating loss decreased 44.2% to a loss of $28 million, and adjusted operating income increased $1 million to $3 million, all compared to the prior year period.

Second quarter revenues primarily reflected $30 million related to the acquisition of Levity as well as the favorable impact of foreign currency translation at the Company’s international programming networks partially offset by the absence of AMCNI-DMC, the Company’s Amsterdam-based media logistics facility which was sold in July 2017.

Second quarter operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisition of Levity. The improvement in operating loss also reflects the absence of impairment and related charges of $17 million recorded in the prior year period in connection with AMCNI-DMC.

Other Matters

Stock Repurchase Program

As previously disclosed, on June 13, 2018, the Company announced that its Board of Directors authorized an increase of $500 million to its previously announced program to repurchase its outstanding shares of common stock. The new authorization was in addition to the $500 million authorizations that were announced in March 2016 and June 2017, respectively. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the second quarter, the Company repurchased approximately 3.0 million shares for $159 million. As of July 27, 2018, the Company had $600 million available under its stock repurchase authorization.

Levity Entertainment Group

As previously disclosed, on April 20, 2018, the Company acquired a majority ownership interest in Levity Entertainment Group LLC (“Levity”), a vertically integrated media company that owns and operates comedy venues, operates a talent management business and produces original content for distribution on multiple platforms, including live, digital and linear television. During the second quarter, the Company recorded net revenues, operating income and AOI of $30 million, $1 million and $2 million, respectively, related to Levity from the acquisition date, April 20, 2018, to June 30, 2018.

Agreement to Acquire RLJ Entertainment, Inc.

As previously disclosed, on July 29, 2018, the Company entered into a definitive merger agreement to acquire all of the outstanding shares of RLJ Entertainment, Inc. (“RLJE”) not currently owned by the Company or entities affiliated with Robert L. Johnson for a purchase price of approximately $65 million, or $6.25 per share in cash. Upon completion of the acquisition, RLJE would become a privately-owned subsidiary of AMC Networks, with a minority stake held by Robert L. Johnson. Consummation of the transaction is subject to customary closing conditions, including the approval by a vote of the majority of the outstanding shares of RLJE common stock. The parties expect the transaction to close before the end of 2018.

Please see the Company’s Form 10-Q for the period ended June 30, 2018 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income (Loss) to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its second quarter 2018 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 1084563.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s comedy venues and production services business; and the Company’s owned subscription streaming services, Sundance Now and Shudder. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues, net	$761,385	$710,545	$1,502,208	$1,430,734
Operating expenses:
Technical and operating (excluding depreciation and amortization)	376,809	334,845	697,174	633,457
Selling, general and administrative	171,376	162,273	337,825	325,982
Depreciation and amortization	21,669	20,606	42,023	44,099
Impairment and related charges	—	17,112	—	17,112
Restructuring expense (credit)	—	(81)	—	2,623
	569,854	534,755	1,077,022	1,023,273
Operating income	191,531	175,790	425,186	407,461
Other income (expense):
Interest expense	(39,265)	(30,718)	(77,470)	(61,217)
Interest income	5,332	3,767	10,351	7,259
Miscellaneous, net	(14,719)	18,980	2,227	30,028
	(48,652)	(7,971)	(64,892)	(23,930)
Income from operations before income taxes	142,879	167,819	360,294	383,531
Income tax expense	(32,547)	(60,193)	(89,426)	(133,275)
Net income including noncontrolling interests	110,332	107,626	270,868	250,256
Net income attributable to noncontrolling interests	(4,151)	(5,028)	(7,817)	(11,442)
Net income attributable to AMC Networks’ stockholders	$106,181	$102,598	$263,051	$238,814

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.84	$1.55	$4.43	$3.56
Diluted	$1.82	$1.54	$4.38	$3.52

Weighted average common shares:
Basic	57,758	66,224	59,354	67,117
Diluted	58,387	66,789	60,044	67,771

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2018
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$234,678	$(8,412)	$(16,259)	$—	$210,007
International and Other	5,413	(13,257)	(3,494)	—	(11,338)
Inter-segment eliminations	(7,138)	—	—	—	(7,138)
Total	$232,953	$(21,669)	$(19,753)	$—	$191,531

	Three Months Ended June 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$232,167	$(8,430)	$(12,211)	$97	$211,623
International and Other	1,003	(12,176)	(2,921)	(17,128)	(31,222)
Inter-segment eliminations	(4,611)	—	—	—	(4,611)
Total	$228,559	$(20,606)	$(15,132)	$(17,031)	$175,790

	Six Months Ended June 30, 2018
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$505,552	$(16,907)	$(28,786)	$—	$459,859
International and Other	3,251	(25,116)	(6,286)	—	(28,151)
Inter-segment eliminations	(6,522)	—	—	—	(6,522)
Total	$502,281	$(42,023)	$(35,072)	$—	$425,186

	Six Months Ended June 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$500,140	$(16,834)	$(22,119)	$43	$461,230
International and Other	2,080	(27,265)	(5,476)	(19,778)	(50,439)
Inter-segment eliminations	(3,330)	—	—	—	(3,330)
Total	$498,890	$(44,099)	$(27,595)	$(19,735)	$407,461

(a)	Results include restructuring (expenses)/credits as well as impairment and related charges.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	June 30, 2018
Cash and cash equivalents	$416,124
Credit facility debt (a)	$750,000
Senior notes (a)	2,400,000
Total debt	$3,150,000

Net debt	$2,733,876

Capital leases	28,369
Net debt and capital leases	$2,762,245

Twelve Months Ended June 30, 2018
Operating Income (GAAP)	$740,084
Share-based compensation expense	61,022
Restructuring expense	3,505
Impairment and related charges	11,036
Depreciation and amortization	92,562
Adjusted Operating Income (Non-GAAP)	$908,209

Leverage ratio (b)	3.0 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and capital leases divided by Adjusted Operating Income for the twelve months ended June 30, 2018. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$278,577	$165,977
Less: capital expenditures	(37,402)	(39,936)
Less: distributions to noncontrolling interests	(6,967)	(12,930)
Free cash flow	$234,208	$113,111

Adjusted Earnings Per Diluted Share
	Three Months Ended June 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$142,879	$(32,547)	$(4,151)	$106,181	$1.82
Adjustments:
Amortization of acquisition-related intangible assets	9,722	(1,817)	(1,275)	6,630	0.11
Impairment and related charges	—	—	—	—	—
Restructuring expense/(credit)	—	—	—	—	—
Adjusted Results (Non-GAAP)	$152,601	$(34,364)	$(5,426)	$112,811	$1.93

	Three Months Ended June 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$167,819	$(60,193)	$(5,028)	$102,598	$1.54
Adjustments:
Amortization of acquisition-related intangible assets	9,014	(1,887)	(970)	6,157	0.09
Impairment and related charges	17,112	—	—	17,112	0.26
Restructuring expense/(credit)	(81)	64	10	(7)	—
Adjusted Results (Non-GAAP)	$193,864	$(62,016)	$(5,988)	$125,860	$1.88

	Six Months Ended June 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$360,294	$(89,426)	$(7,817)	$263,051	$4.38
Adjustments:
Amortization of acquisition-related intangible assets	19,053	(3,590)	(2,245)	13,218	0.22
Impairment and related charges	—	—	—	—	—
Restructuring expense/(credit)	—	—	—	—	—
Adjusted Results (Non-GAAP)	$379,347	$(93,016)	$(10,062)	$276,269	$4.60

	Six Months Ended June 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$383,531	$(133,275)	$(11,442)	$238,814	$3.52
Adjustments:
Amortization of acquisition-related intangible assets	18,068	(3,632)	(1,940)	12,496	0.18
Impairment and related charges	17,112	—	—	17,112	0.25
Restructuring expense/(credit)	2,623	(548)	9	2,084	0.03
Adjusted Results (Non-GAAP)	$421,334	$(137,455)	$(13,373)	$270,506	$3.99